Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Hilltop Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.01 per share	Other(2)	800,000	$28.025	$22,420,000	0.0000927	$2,078.33
Total Offering Amounts					$22,420,000		$2,078.33
Total Fee Offsets							0.00
Net Fee Due							$2,078.33

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), we are also registering an indeterminable number of shares of common stock, par value $0.01 per share (“Common Stock”), as may be issued in connection with stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on August 4, 2022.

(3)	The Registrant does not have any fee offsets.